UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

Commission file number 001-33606
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VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	98-0501001
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

29 Richmond Road, Pembroke, Bermuda HM 08
(Address of principal executive offices)

Registrant's telephone number, including area code: (441) 278-9000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On March 27, 2015, Validus Holdings, Ltd. (together with its subsidiaries, as applicable, the “Company”) amended the employment agreement with C. N. Rupert Atkin, Chief Executive Officer (Talbot Group). The amendment provides severance benefits to Mr. Atkin in the event of a qualifying termination of his employment following a “change in control” (as defined in the Amended and Restated Validus Holdings, Ltd. 2005 Long Term Incentive Plan) (i.e., “double-trigger” severance benefits). The Compensation Committee of the Company’s Board of Directors has determined that these severance benefits are reasonable and consistent with the severance benefits provided to the Company’s other named executive officers and the general practice among the Company’s peer group of companies and are in the best interest of the Company and its shareholders.

The terms and conditions of the amendment are as follows: if Mr. Atkin’s employment is terminated by the Company (other than a summary dismissal without notice, as described in his employment agreement) or by Mr. Atkin for “good reason”, in each case within twenty-four (24) months following a change in control, Mr. Atkin will be eligible to: (a) receive a lump sum payment equal to two (2) times the sum of his base salary plus target annual bonus; (b) continue to receive certain medical and other benefits provided for in his employment agreement for twenty-four (24) months; and (c) receive payment for any reimbursable expenses incurred prior to the termination date. For purposes of the amendment, “good reason” means, in summary: (i) a material breach of his employment agreement by the Company, (ii) a material reduction in his base salary, pension or other benefits or (ii) a material and adverse change by the Company in his duties and responsibilities as in effect prior to the date of the change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2015

VALIDUS HOLDINGS, LTD. (Registrant)
By:	/s/ Robert F. Kuzloski

Name:	Robert F. Kuzloski
Title:	Executive Vice President and General Counsel